EXHIBIT 99.1

Northwest Bancorporation, Inc. Announces Establishment of Loan Production Office in Walla Walla, Washington

SPOKANE, Wash., Nov. 18, 2004 (PRIMEZONE) -- Northwest Bancorporation, Inc. (OTCBB:NBCT) President & CEO Randall L. Fewel announced today that the company's subsidiary, Inland Northwest Bank ("INB"), is opening a Loan Production Office (LPO) in Walla Walla, Washington. INB has hired an experienced commercial banker, Matt Moran, to lead its efforts into this new market, which is about 150 miles south of Spokane. Moran has been with another community bank in Walla Walla for a number of years and knows the market well. The Bank has secured space in the historic Marcus Whitman Hotel, in the heart of downtown Walla Walla, and plans to have the office operational by January 18, 2005. A staff of three experienced employees will provide commercial, commercial real estate, consumer and agricultural loans to individuals and businesses in the Walla Walla Valley market and surrounding communities.

"The primary factor in determining where to expand is people," Fewel said. "When a person of Matt Moran's quality became available, we couldn't pass up the opportunity. He will be an outstanding addition to the INB team and will represent us well in the community."

"It is our observation that the people and businesses in this growing region appear to value the high touch, high service level that local banks like INB provide," Fewel said. He added that, for INB, this is a logical area for expansion and that the bank will look to open a full-service branch once sufficient assets have been generated by the LPO. "The average amount of dollars on deposit per bank branch in Walla Walla County is 26% higher than in Spokane County," Fewel said, "which indicates a need for additional competition in the market and which should help INB achieve its growth goals in the years ahead."

Note: This press release contains "forward-looking statements" within the meaning of federal securities law, including statements concerning loan and deposit growth expected during the latter part of the current year, business strategies and their intended results, and similar statements concerning expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions, demand for financial services, competitive conditions in the financial markets, and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

CONTACT:  Northwest Bancorporation, Inc.
          Randall L. Fewel
          President and CEO
          (509) 456-8888